Exhibit 15


ACCOUNTANT'S AWARENESS LETTER


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


We are aware that our report dated April 27, 2005 on our review of the interim financial statements of I-trax, Inc. and Subsidiaries as of March 31, 2005 and for the three-month periods ended March 31, 2005 and 2004 and included in Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in this Registration Statement on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 9, 2005



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